UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 15, 2006

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

UCDP FINANCE, INC.

(Exact name of Registrant as specified in its charter)

Florida Florida	333-108661	59-3128514 42-1581381
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification no.)

1000 Universal Studios Plaza Orlando, FL	32819-7610
(Address of principal executive offices)	(Zip code)

(407) 363-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

A. Limitation on Incorporation by Reference

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 7.01 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD. This should be read in conjunction with our December 31, 2005 Report on Form 10-K filed on March 31, 2006.

B. Supplemental Information

On November 15, 2006, the Registrant held a telephonic conference call. During the call, the following information was discussed by Michael J. Short, Treasurer and Chief Financial Officer, Universal City Florida Holding Co. I and Universal City Florida Holding Co. II (collectively “Holdings”) and Principal Financial Officer, Universal City Development Partners, Ltd. (“UCDP”).

Welcome to our third quarter earnings conference call. Before we begin, I would like to mention some good news that was announced this morning. The International Association of Amusement Parks and Attractions has awarded Islands of Adventure this years Applause Award for top theme park. This is an accomplishment that we are all very proud of.

For the quarter, our attendance was down 5% versus prior year and year to date attendance was down 4% over the same period last year. Let’s look at some attendance trends within our points of origin.

As discussed on our prior calls, we expected some softness relating to our outer United States attendance in early 2006, with some recovery thereafter, and that is how the year has played out. Year to date reflects a decrease of 4%, however, for the second consecutive quarter our outer United States attendance has increased 5%. We attribute some of that growth to our ‘kids free’ offer.

As previously reported, our international visitation was slightly ahead of prior year through the spring break season. However, since May there has been reduced travel to the United States, particularly after London’s terror threat. As an example, through August year to date, our local airports are reporting a 9% decline in deplanements from the United Kingdom versus prior year. This, combined with our very competitive market, resulted in our international attendance being down 16% for the quarter.

Our Florida attendance has been a source of strength throughout the year. Through June, we were up 9%. We saw a slight drop in July attendance due to timing of promotions, which resulted in quarter three being down 2%. August and September were up slightly. This puts us up 5% on a year to date basis.

For the third quarter, our total revenues were flat. Our 9% growth in merchandise and food per capita nearly offset the decline in attendance. Ticket revenue per capita also increased 1%. We also showed revenue growth of $1.5 million from Universal Express Plus, our program that allows express access to our rides. Additionally, we received approximately $3 million in hotel rent. Our total operating expenses were flat, despite an additional marketing investment of $2.5 million. As a result of the above, our operating income was consistent with prior year. For September on a year to date basis, we increased overall revenue per paid attendee by 2%, however, revenue was down 1% versus prior year due to the attendance shortfall. September year to date operating income was $111 million, which was down $4.5 million versus prior year. This included $4.6 million in increased marketing investment, primarily online, in support of the kid’s free offer.

For September year to date, UCDP produced $175 million in operating cash flow. This was favorable $49 million compared to prior year. This favorability included:

•	$27 million related to lower special fee payments

•	$18 million in lower bonuses

•	Favorable working capital driven by an increase in deferred revenue which reflects growth in online sales and annual pass membership.

•	These are offset by lower earnings before interest, taxes, depreciation and amortization of $8.4 million.

Cash used in investing activities consisted of $33 million in capital expenditures. Cash used in financing activities related to a $30 million voluntary debt pay down during the third quarter. Additionally, for UCDP, we made two payments to Holdings, one of $28 million for interest and one for $20 million as distributions. Holdings generated operating cash flow of $147.3 million, which is $175 million UCDP less Holdings interest.

At the end of the third quarter, we were in compliance with all of our required financial ratios. You may remember from our prior calls that at the end of quarter one, we deferred approximately $8 million (including interest) of some fees, due to the timing shift of spring break. Accordingly, $3 million was paid in the third quarter based on the second quarter results and $5 million was paid during the fourth quarter based on quarter three’s results and debt prepayments. At the end of quarter three, we had $100 million in availability under our revolver.

UCDP had cash of almost $102 million with an incremental $30 million at Holdings for a consolidated total of $132 million. This was favorable by approximately $23 million at UCDP and Holdings when compared to the end of the third quarter in 2005. At the end of quarter three, we had basket availability of $88 million for UCDP and $105 million for Holdings.

Although we expect challenging macro economic and competitive factors at work for the balance of the year, we continue to build key franchises and introduce exciting new products. For example;

•	We had record attendance at our Halloween Horror Night event with almost 500,000 guests, which resulted in overall October attendance exceeding that of the prior year.

•	We recently announced the addition of the Blue Man Group which will open in June 2007

•	Beginning early next month we will begin broadcasting I-Village Live, a daily talk show produced at Islands of Adventure.

•	And we launched an $85 ticket offer which replaces our kid’s free promotion. We believe this has enhanced consumer appeal and improved economics.

•	We invested in our outer US and International sales force resources to help drive presales.

We believe these initiatives will help drive attendance and operating results into 2007. And, as always, we will closely monitor costs to maximize profitability.

C. Forward-Looking Information

Certain statements appearing in this Current Report on Form 8-K are “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this report, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future conditional verbs, such as “will,” “should,” “could,” or “may” and variations of such words or similar expressions, are intended to identify forward-looking statements. Because these forward-looking statements are subject to numerous risks and uncertainties, our actual results may differ materially from those expressed in or implied by such forward-looking statements. Some of the risks and uncertainties that may cause such differences include, but are not limited to, risks and uncertainties relating to a general economic downturn; the dependence of our business on air travel; the risks inherent in deriving substantially all of our revenues from one location; our dependence on Universal Studios, Inc. and its affiliates; the loss of key distribution channels for pass sales; competition within the Orlando theme park market; publicity associated with accidents occurring at theme parks; the loss of material intellectual property rights used in our business; and the seasonality of our business. There may also be other factors that may cause our actual results to differ materially from those expressed in or implied by any forward-looking statements contained in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

Date: November 15, 2006	By:	/s/ Michael J. Short
	Name:	Michael J. Short
	Title:	Principal Financial Officer

UCDP FINANCE, INC.

Date: November 15, 2006	By:	/s/ Michael J. Short
	Name:	Michael J. Short
	Title:	Treasurer (Principal Financial Officer)